UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 2)*



                                 UTSTARCOM, INC.
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                                (Name of Issuer)


                   COMMON STOCK, PAR VALUE $0.00125 PER SHARE
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                         (Title of Class of Securities)


                                    918076100
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                                 (CUSIP Number)


                                DECEMBER 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [_]   Rule 13d-1(b)
           [_]   Rule 13d-1(c)
           [x]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------                                               ------------
CUSIP NO.  918076100                                                PAGE 2 OF 8
--------------------                                               ------------

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  1    Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
       (Entities Only).

       SOFTBANK AMERICA INC.
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  2    Check the Appropriate Box if a Member of a Group
       (a)  [_]
       (b)  [x]
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  3    SEC Use Only
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  4    Citizenship or Place of Organization

       DELAWARE
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                            5   Sole Voting Power

                                -0-
                         -------------------------------------------------------
      NUMBER OF             6   Shared Voting Power
 SHARES BENEFICIALLY
       OWNED BY                 14,651,630
         EACH            -------------------------------------------------------
      REPORTING             7   Sole Dispositive Power
        PERSON
         WITH                   -0-
                         -------------------------------------------------------
                            8   Shared Dispositive Power

                                14,651,630
--------------------------------------------------------------------------------
  9    Aggregate Amount Beneficially Owned By Each Reporting Person

       14,651,630
--------------------------------------------------------------------------------
 10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares      [_]
--------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)

       12.1% (1)
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 12    Type of Reporting Person

       CO
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(1)    Based on 120,839,532 shares of common stock outstanding as reported by
       UTStarcom, Inc. on its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") on August 9, 2006.

                                  SCHEDULE 13G

--------------------                                               ------------
CUSIP NO.  918076100                                                PAGE 3 OF 8
--------------------                                               ------------

--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

       SOFTBANK HOLDINGS INC.
--------------------------------------------------------------------------------
  2    Check the Appropriate Box if a Member of a Group
       (a)  [_]
       (b)  [x]
--------------------------------------------------------------------------------
  3    SEC Use Only
--------------------------------------------------------------------------------
  4    Citizenship or Place of Organization

       DELAWARE
--------------------------------------------------------------------------------
                            5   Sole Voting Power

                                -0-
                         -------------------------------------------------------
      NUMBER OF             6   Shared Voting Power
 SHARES BENEFICIALLY
       OWNED BY                 14,651,630 (2)
         EACH            -------------------------------------------------------
      REPORTING             7   Sole Dispositive Power
        PERSON
         WITH                   -0-
                         -------------------------------------------------------
                            8   Shared Dispositive Power

                                14,651,630 (2)
--------------------------------------------------------------------------------
  9    Aggregate Amount Beneficially Owned By Each Reporting Person

       14,651,630 (2)
--------------------------------------------------------------------------------
 10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares      [_]
--------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)

       12.1% (3)
--------------------------------------------------------------------------------
 12    Type of Reporting Person

       HC
--------------------------------------------------------------------------------

(2) This figure includes 14,651,630 shares of common stock beneficially owned as the controlling shareholder of SOFTBANK America Inc. which holds the shares directly.

(3) Based on 120,839,532 shares of common stock outstanding as reported by UTStarcom, Inc. on its Quarterly Report on Form 10-Q filed with the SEC on August 9, 2006.

                                  SCHEDULE 13G

--------------------                                               ------------
CUSIP NO.  918076100                                                PAGE 4 OF 8
--------------------                                               ------------

--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only).

       SOFTBANK CORP.
--------------------------------------------------------------------------------
  2    Check the Appropriate Box if a Member of a Group
       (a)  [_]
       (b)  [x]
--------------------------------------------------------------------------------
  3    SEC Use Only
--------------------------------------------------------------------------------
  4    Citizenship or Place of Organization

       JAPAN
--------------------------------------------------------------------------------
                            5   Sole Voting Power

                                -0-
                         -------------------------------------------------------
      NUMBER OF             6   Shared Voting Power
 SHARES BENEFICIALLY
       OWNED BY                 14,651,630 (4)
         EACH            -------------------------------------------------------
      REPORTING             7   Sole Dispositive Power
        PERSON
         WITH                   -0-
                         -------------------------------------------------------
                            8   Shared Dispositive Power

                                14,651,630 (4)
--------------------------------------------------------------------------------
  9    Aggregate Amount Beneficially Owned By Each Reporting Person

       14,651,630 (4)
--------------------------------------------------------------------------------
 10    Check if the Aggregate Amount in Row (9) Excludes Certain Shares      [_]
--------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)

       12.1% (5)
--------------------------------------------------------------------------------
 12    Type of Reporting Person

       HC
--------------------------------------------------------------------------------

(4) This figure includes 14,651,630 shares of common stock held directly by SOFTBANK America Inc., the controlling shareholder of which is SOFTBANK Holdings Inc., the controlling shareholder of which is SOFTBANK Corp.

(5) Based on 120,839,532 shares of common stock outstanding as reported by UTStarcom, Inc. on its Quarterly Report on Form 10-Q filed with the SEC on August 9, 2006.

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CUSIP NO.  918076100                                                PAGE 5 OF 8
--------------------                                               ------------

ITEM 1(A)          NAME OF ISSUER:

                   UTStarcom, Inc.

ITEM 1(B)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   1275 Harbor Bay Parkway, Alameda, CA 94502 USA

ITEM 2(A)          NAME OF PERSON FILING:

                   SOFTBANK America Inc., a Delaware corporation ("SOFTBANK America"), SOFTBANK Holdings Inc., a Delaware corporation ("SOFTBANK Holdings"), and SOFTBANK Corp., a Japanese corporation ("SOFTBANK" and, together with SOFTBANK America and SOFTBANK Holdings, the "Reporting Persons"). The Reporting Persons are making this single, joint filing pursuant to Rule 13d-1(k) because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

ITEMS 2(B), (C)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE;
                   CITIZENSHIP OF REPORTING PERSONS

                   The principal business address of SOFTBANK America is Nemours Building, Suite 1461 1007 Orange Street, Wilmington, DE 19801. SOFTBANK America is a Delaware corporation.

                   The principal business address of SOFTBANK Holdings is Nemours Building, Suite 1461 1007 Orange Street, Wilmington, DE 19801. SOFTBANK Holdings is a Delaware corporation.

                   The principal business address of SOFTBANK is Tokyo Shiodome Bldg., 1-9-1, Higashi-shimbashi, Minato-ku, Tokyo 105-7303. SOFTBANK is a Japanese corporation.

ITEM 2(D)          TITLE OF CLASS OF SECURITIES:

                   Common Stock, par value $0.00125 per share

ITEM 2(E)          CUSIP NUMBER:

                   918076100

ITEM 3.            STATEMENT FILED PURSUANT TO SS.SS.240.13D-1(B) OR
                   240.13D-2(B) OR (C):

                   Not applicable.

ITEM 4.            OWNERSHIP

                   SOFTBANK America is a wholly-owned subsidiary of SOFTBANK Holdings; accordingly, securities owned by SOFTBANK America may be regarded as being beneficially owned by SOFTBANK Holdings. SOFTBANK Holdings is a wholly-owned subsidiary of SOFTBANK; accordingly, securities owned by SOFTBANK Holdings may be regarded as being beneficially owned by SOFTBANK.

                   The percentage of outstanding shares of common stock of UTStarcom, Inc. (the "Company") reported herein as beneficially owned by SOFTBANK America, SOFTBANK Holdings and SOFTBANK is based upon 120,839,532 shares of common stock outstanding as reported by the Company on its Quarterly Report on Form 10-Q filed with the SEC on August 9, 2006.

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CUSIP NO.  918076100                                                PAGE 6 OF 8
--------------------                                               ------------

                   As of the date of the filing of this statement, SOFTBANK America beneficially owns, and SOFTBANK Holdings and SOFTBANK may be deemed to beneficially own through SOFTBANK America, a total of 14,651,630 shares of common stock of the Company, or 12.1% of the outstanding common stock of the Company.

                   (a) Amount Beneficially Owned:

                        SOFTBANK                         14,651,630

                        SOFTBANK America                 14,651,630

                        SOFTBANK Holdings                14,651,630

                   (b) Percent of Class:

                        SOFTBANK                         12.1%

                        SOFTBANK America                 12.1%

                        SOFTBANK Holdings                12.1%

                   (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or direct the vote:

                             SOFTBANK                      -0-

                             SOFTBANK America              -0-

                             SOFTBANK Holdings             -0-

                        (ii) shared power to vote or direct the vote:

                             SOFTBANK               14,651,630

                             SOFTBANK America       14,651,630

                             SOFTBANK Holdings      14,651,630

                       (iii) sole power to dispose or to direct
                             the disposition of:

                             SOFTBANK                      -0-

                             SOFTBANK America              -0-

                             SOFTBANK Holdings             -0-

                       (iv)  shared power to dispose or to direct
                             the disposition of:

                             SOFTBANK               14,651,630

                             SOFTBANK America       14,651,630

                             SOFTBANK Holdings      14,651,630

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box: [_]

--------------------                                               ------------
CUSIP NO.  918076100                                                PAGE 7 OF 8
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ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON

                   Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                   Not applicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                   The Reporting Persons may be deemed to be a "group" for purposes of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP

                   Not applicable.

ITEM 10.           CERTIFICATIONS

                   Not applicable.

--------------------                                               ------------
CUSIP NO.  918076100                                                PAGE 8 OF 8
--------------------                                               ------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In addition, by signing below, the undersigned agrees that this Amendment No. 2 on Schedule 13G may be filed jointly on behalf of each of the Reporting Persons.

Dated:  March 23, 2007

SOFTBANK CORP.                              SOFTBANK AMERICA INC.

By:  /s/ Steven J. Murray                   By:  /s/ Francis B. Jacobs II
     ----------------------------                -------------------------------
     Name:   Steven J. Murray                    Name:   Francis B. Jacobs II
     Title:  Attorney-in-Fact                    Title:  Vice President

                                            SOFTBANK HOLDINGS INC.

                                            By:  /s/ Francis B. Jacobs II
                                                 -------------------------------
                                                 Name:   Francis B. Jacobs II
                                                 Title:  Vice President